Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: Steve Quinlan, Chief Financial Officer

                      517.372.9200, SQuinlan@Neogen.com

Neogen Announces First Quarter Results

Company reports 3% growth across both Food and Animal Safety segments; 6% increase with neutral currency

Combination with 3M’s Food Safety business closed on September 1; integration underway

LANSING, Mich., September 27, 2022 — Neogen Corporation (NASDAQ: NEOG) announced today the results of the first quarter of its 2023 fiscal year, which ended August 31. Revenues for the first quarter were $132,349,000, compared to $128,305,000 in the prior year, an increase of 3%. Excluding unfavorable currency comparisons to the prior year, revenues increased 6% in the first quarter. On an organic basis, sales increased 4% with a neutral currency comparison.

The first quarter marked the 121st of the past 127 quarters that Neogen has reported revenue increases compared to the same quarter in the prior year.

“I’m proud of the Neogen team for delivering growth over the prior year in a challenging environment which included inflationary pressure, softening market conditions, and negative currency comparisons,” said John Adent, Neogen’s President and Chief Executive Officer. “In advance of the close of the 3M Food Safety transaction on September 1, the Neogen team showed remarkable dedication to integration planning for a business with $370 million in annual revenues while staying focused on our existing customers. We welcome our more than 400 new Neogen colleagues, and look forward to our shared future success as an innovative leader in food security.”

Financial and Business Highlights

Net income for the first quarter was $5,209,000, or $0.05 per share, adversely impacted by $13.7 million of professional fees and other deal-related expenses incurred in connection with Neogen’s combination with 3M’s Food Safety business, which closed on September 1, 2022. Excluding the 3M Food Safety deal-related costs, net income for the quarter would have been $15,891,000, or $0.15 per share, compared to the prior year’s $17,077,000, or $0.16 per share.

Gross margins were 47.0% of sales in the first quarter of the fiscal year, compared to 46.8% in the prior year. The 20 basis point improvement is the result of a favorable product mix shift in the Animal Safety segment and price increases implemented to offset rising costs.

Excluding the 3M Food Safety deal-related costs, operating expenses rose by 11% in the first quarter, primarily due to $2.1 million of incremental costs from acquisitions completed in the last year, increased spending on customer-facing activities, and compensation. Adjusted operating income for the first quarter was $19,793,000, or 15% of sales, compared to $21,745,000, or 16.9% of sales in the first quarter of the company’s 2022 fiscal year. Adjusted EBITDA for the first quarter was $27.0 million, compared to $28.9 million in the prior year, a decrease of 6%.

“During the first quarter of our 2023 fiscal year, we continued to be faced with challenging business conditions, both in terms of a slowing economy, inflationary raw material cost increases, and ongoing supply chain issues. Our results were also adversely impacted by currency headwinds, primarily in Europe, which resulted in $3.9 million of lower revenues in the first quarter on a comparative basis,” said Steve Quinlan, Neogen’s Vice President and Chief Financial Officer. “Despite this, we continued to invest in the company, purchasing a small distributor in Thailand, ceremonially breaking ground on our new manufacturing facility in Lansing, and nearing completion on a distribution facility in Kentucky.”

Results by Segment

Food Safety

Revenues for Neogen’s Food Safety segment were $64,643,000 in the first quarter, an increase of 3% compared to $62,722,000 in the prior year’s first quarter; adjusting for the adverse currency impact, growth was 9%. This increase was led by a 25% increase in aflatoxin test kits, primarily from an aflatoxin outbreak in Brazil and new business in Mexico and Central America. Sales of food quality and nutritional analysis products increased by 9% over the prior year, as the products continued to be integrated into U.S. channels. This growth was offset by a significant decrease in Soleris equipment sales due to a difficult comparison to strong prior year placements, and a 9% decline across the company’s allergen testing portfolio due to softening market conditions and supply disruptions for certain products.

The company’s Soleris® product line recorded a 6% increase in consumables over the prior year, and the ANSR® pathogen detection product line grew 13% from new equipment placements and higher test kit sales. The recently introduced Neogen Analytics platform continued to make strong inroads in the market.

Animal Safety

Revenues for the company’s Animal Safety segment were $67,706,000 in the first quarter of the fiscal year, an increase of 3%, compared to $65,583,000 in the prior year’s first quarter; the increase was 4% on a neutral currency basis. Sales of animal care products, including supplements, vitamin injectables, and companion animal parasiticides, increased 21% over the prior year, enhanced by the September 2021 acquisition of CAPInnoVet. This growth was also driven by increases across the company’s biosecurity portfolio, including a 14% increase in insect control products and a 7% increase in cleaners and disinfectants over the same period in the prior year.

A 12% decrease in sales of rodent control products offset some of this growth, the result of diminished rodent pressure in the U.S. The company also recorded a 6% decrease in sales of veterinary instruments over the same period a year ago, as this category had increased by a strong 18% in the first quarter a year ago.

Neogen’s genomics business reported through the Animal Safety segment recorded a 7% increase in the first quarter compared to the same period a year ago, with sales from the company’s December 2021 acquisition of Genetic Veterinary Sciences partially offset by lower sample volumes in the porcine market and a difficult prior-year comparison due to a large research project.

International Highlights

The company reported an increase of 2% in its international revenues in the first quarter compared to the prior fiscal year; excluding the currency headwinds, the increase was 10%. International revenues represented 39.1% of overall sales, compared to 39.4% in the prior year.

Revenues at the company’s UK operations increased 5% over the prior fiscal year (19% in pounds), led by a 31% increase in sales of cleaners and disinfectants, aided by the acquisition of Delf (UK) Ltd. in December 2021. In Brazil, revenues increased 13% (14% in Brazilian reals), driven by strong sales of the company’s mycotoxin test kits, including aflatoxin and deoxynivalenol (DON), as well as increases in veterinary instruments and genomics testing. Revenues at Neogen’s Latin America operations rose 19% (20% in Mexican pesos), led by increases across the company’s diagnostic testing portfolio and culture media, as well as higher sales of rodent control products and cleaners and disinfectants.

Revenues at Neogen’s Australasia operations decreased by 8% (-2% in local currency), as a large culture media order in the prior year was only partially offset by bovine genomic service increases. Revenues at Neogen’s operations in China were down 18% (-14% in Chinese yuan) as the country’s COVID-19-related lockdowns continued to negatively impact sales in the first quarter of the fiscal year.

About Neogen

Neogen Corporation develops and markets comprehensive solutions dedicated to food and animal safety, operating with the intention to “Every day, protect the people and animals we care about.” The company’s Food Safety segment markets dehydrated culture media and diagnostic test kits to detect foodborne bacteria, natural toxins, food allergens, drug residues, plant diseases, and sanitation concerns. Neogen’s Animal Safety segment is a leader in the development of genomic solutions along with the manufacturing and distribution of a variety of animal healthcare products, including diagnostics, pharmaceuticals, veterinary instruments, wound care, and disinfectants, as well as rodent and insect control solutions.

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the company’s most recently filed Form 10-K.

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NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED OPERATING DATA

(In thousands, except for per share and percentages)

	Quarter ended Aug. 31
	2022	2021
Revenue
Food Safety	$64,643	$62,722
Animal Safety	67,706	65,583

Total revenue	132,349	128,305
Cost of sales	70,079	68,297

Gross margin	62,270	60,008
Operating expenses
Sales & marketing	23,383	20,555
Administrative	27,944	13,383
Research & development	4,881	4,325

Total operating expenses	56,208	38,263

Operating income	6,062	21,745
Other income (loss)	597	(18)

Income before tax	6,659	21,727
Income tax	1,450	4,650

Net income	$5,209	$17,077
Net income per diluted share	$0.05	0.16
Other information:
Shares to calculate per share	108,153	108,109
Depreciation & amortization	$5,729	5,682
Interest income, net	969	203
Gross margin (% of sales)	47.0%	46.8%
Operating income (% of sales)	4.6%	16.9%
Revenue increase vs. FY 2022	3.2%
Net income vs. FY 2022	(69.5%)

NEOGEN CORPORATION RECONCILIATION BETWEEN NET INCOME,

EBITDA AND ADJUSTED EBITDA

(In thousands, except for percentages)

	Quarter ended Aug. 31
	2022	2021
Net Income	$5,209	$17,077
Provision for income taxes	1,450	4,650
Interest income, net	(969)	(203)
Depreciation and amortization	5,729	5,682

EBITDA	$11,419	$27,206
Stock-based compensation	1,867	1,690
Certain transaction fees and expenses	13,732	—

Adjusted EBITDA	$27,018	$28,896
Adjusted EBITDA margin (% of sales)	20.4%	22.5%
Adjusted EBITDA decrease	(6.5%)

EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures that Neogen is including because management believes that they provide investors with additional useful information to measure the company’s performance. These non-GAAP financial measures are presented for informational purposes only and should not be regarded as a replacement for corresponding GAAP measures.

NEOGEN CORPORATION UNAUDITED SUMMARIZED

CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	Aug. 31	May 31
	2022	2022
Assets
Current assets
Cash & investments	$347,711	$381,051
Accounts receivable	93,112	99,674
Inventory	129,039	122,313
Other current assets	38,045	23,760

Total current assets	607,907	626,798
Property & equipment, net	121,021	110,584
Goodwill & other assets	248,477	255,547

Total assets	$977,405	$992,929
Liabilities & Equity
Current liabilities	$67,004	$77,844
Non-current liabilities	26,603	27,711
Equity: Shares outstanding 107,838 at Aug. 31, 2022 & 107,801 at May 31, 2022	883,798	887,374

Total liabilities & equity	$977,405	$992,929